EXHIBIT 10.66

EMPLOYMENT AGREEMENT

            THIS  EMPLOYMENT AGREEMENT (this “Agreement”) dated as of December 31, 2008, is made by and between Vanguard Health Systems, Inc., a Delaware corporation (the “Company”), and Mark R. Montoney, MD (the “Executive”).

            WHEREAS, the Company desires to secure for itself or its subsidiary the services of the Executive as its Executive Vice President & Chief Medical Officer from and after the date hereof and the Executive desires to render such services, in each case pursuant to the terms and conditions hereof;

            WHEREAS; the Company’s Board of Directors (the “Board”; provided, that if a Compensation Committee of the Board of Directors shall have been duly appointed, the term “Board” as used herein shall mean either of such Committee or the full Board of Directors) has approved and authorized the Company’s entry into this Agreement with the Executive;

            WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions of the employment relationship of the Executive with the Company; and

            NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

            1.         Employment. The Company or its subsidiary hereby employs the Executive, and the Executive hereby accepts employment with the Company or its subsidiary, upon the terms and subject to the conditions set forth herein.

            2.         Term. This Agreement is for the five-year period (the “Term”) commencing on the date first written above (the “Effective Date”) and terminating on the fifth anniversary of the Effective Date, or upon the Executive’s earlier death, disability or other termination of employment pursuant to Section 10; provided, however, that commencing on the fifth anniversary of the Effective Date and on each anniversary thereafter the Term shall automatically be extended for one additional year unless, not later than 90 days prior to any such anniversary, either party hereto shall have notified the other party hereto that such extension shall not take effect.

            3.         Position. During the Term, the Executive shall serve as Executive Vice President & Chief Medical Officer of the Company or in such other senior executive position in the Company as the Executive should approve.

            4.         Duties and Reporting Relationship. During the Term, the Executive shall, on a full time basis, use his skills and render services to the best of his ability in supervising and conducting the operations of the Company.

            5.         Place of Performance. The Executive shall perform his duties and conduct his business at the principal executive offices of the Company, except for required travel on the Company’s business.

            6.         Salary and Annual Bonus.

                        (a)        Base Salary. The Executive’s base salary hereunder shall be $500,000 per year, payable semi-monthly. Commencing on January 1, 2010, the Board shall review such base salary at least annually and make such adjustments from time to time as it may deem advisable, but the base salary shall not at any time be reduced from the base salary in effect from time to time.

                        (b)        Annual Bonus. The Board (or if there is a compensation committee of the Board, the compensation committee) shall provide the Executive with an annual bonus plan providing the Executive with an opportunity to earn annual bonus compensation and shall cause the Company to pay to him any earned annual bonus in addition to his base salary.

            7.         Vacation, Holidays and Sick Leave. During the Term, the Executive shall be entitled to paid vacation, paid holidays and sick leave in accordance with the Company’s standard policies for its senior executive officers.

            8.         Business Expenses. The Executive will be reimbursed for all ordinary and necessary business expenses incurred by him in connection with his employment upon timely submission by the Executive of receipts and other documentation as required by the Internal Revenue Code and in conformance with the Company’s normal procedures.

            9.         Pension and Welfare Benefits. During the Term, the Executive shall be eligible to participate fully in all health benefits, insurance programs, pension and retirement plans and other employee benefit and compensation arrangements available to senior officers of the Company generally.

            10.       Termination of Employment.

                        (a)        General. The Executive’s employment hereunder may be terminated without any breach of this Agreement only under the following circumstances.

                        (b)        Death or Disability.

                                    (i)         The Executive’s employment hereunder shall automatically terminate upon the death of the Executive.

                                    (ii)        If, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from his duties with the Company for any six (6) months (whether or not consecutive) during any twelve (12) month period, the Company may terminate the Executive’s employment hereunder for any such incapacity (a “Disability”).

                        (c)        Cause. The Company may terminate the Executive’s employment. hereunder for Cause. For purposes of this Agreement, “Cause” shall mean (i) the willful failure or refusal by the Executive to perform his duties hereunder (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness), which has not ceased within ten (10) days after a written demand for substantial performance is delivered to the Executive by the Company, which demand identifies the manner in which the Company believes that the Executive has not performed such duties, (ii) the willful engaging by the Executive in misconduct which is materially injurious to the Company, monetarily or otherwise (including, but not limited to, conduct described in Section 14) or (iii) the conviction of the Executive of, the entering of a plea of nolo contendere by the Executive with respect to, a felony. Notwithstanding the foregoing, the Executive’s employment hereunder shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board (after written notice to the Executive and a reasonable opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive should be terminated for cause.

                        (d)        Termination by the Executive. The Executive shall be entitled to terminate his employment hereunder (A) for Good Reason or (B) for any other reason. To be a valid termination of employment by the Executive under this Agreement for Good Reason, the date of the actual termination of the Executive’s employment due to any of the Good Reason acts or conditions set forth in Sections 10(d)(i) through 10(d)(vi) below must occur within a period of two years following the initial existence of such Good Reason act or condition which arose without the consent of the Executive. For purposes of this Agreement, “Good Reason” shall mean, (i) without the Executive’s express written consent, any failure by the Company to comply with any material provision of this Agreement, which failure has not been cured within ten (10) days after notice of such noncompliance has been given by the Executive to the Company or (ii) the occurrence (without the Executive’s express written consent), following a Change in Control during the term of this Agreement, of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

                                    (i)         a material diminution in the Executive’s base compensation, except for across-the-board salary reductions similarly affecting all senior executives of the Company and all senior executives of any Person (as defined in Section 10(h)(i) below) in control of the Company provided in no event shall any such reduction reduce the Executive’s base salary below $500,000;

                                    (ii)        a material diminution in the Executive’s authority, duties or responsibilities;

                                    (iii)       a material diminution in the authority, duties or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that the Executive’s supervisor report to a corporate officer or employee instead of reporting directly to the Board of Directors of the Company;

                                    (iv)       a material diminution in the budget over which the Executive retains authority;

                                    (v)        a material change in the geographic location at which the Executive must perform services under this Agreement, except for required travel on the Company’s business to an extent substantially consistent with his business travel obligations prior to the Change in Control; or

                                    (vi)       any other action or inaction that constitutes a material breach by the Company of the terms of this Agreement.

            The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

                        (e)        Voluntary Resignation. Should the Executive wish to resign from his position with the Company or terminate his employment for other than Good Reason during the Term, the Executive shall give sixty (60) days written notice to the Company, setting forth the reasons and specifying the date as of which his resignation is to become effective.

                        (f)         Notice of Termination. Any purported termination of the Executive’s employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 18. “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. In respect of a Notice of Termination sent by the Executive as a result of any of the Good Reason acts or conditions set forth in Sections 10(d)(i) through 10(d)(vi) above, it must be sent by the Executive to the Company within 90 days following the initial existence of such Good Reason act or condition which arose without the consent of the Executive and if not sent within such 90 days, it shall not be a valid Notice of Termination.

                        (g)        Date of Termination. “Date of Termination” shall mean (i) if the Executive's employment is terminated because of death, the date of the Executive's death, (ii) if the Executive's employment is terminated for Disability, the date Notice of Termination is given, or (iii) if the Executive's employment is terminated pursuant to Subsection (c), (d) or (e) hereof or for any other reason (other than death or Disability), the date specified in the Notice of Termination (which, in the case of a termination for Good Reason shall not be less than thirty (30) nor more than sixty (60) days from the date such Notice of Termination is given, and in the case of a termination for any other reason shall not be less than thirty (30) days (sixty (60) days in the case of a termination under Subsection (e) hereof) from the date such Notice of Termination is given); provided, that in the case of a termination for Cause, nothing herein shall prevent the Company from immediately terminating the Executive’s employment, so long as the Company continues to meet all of its responsibilities hereunder with respect to payment of salary, benefits and other obligations during the minimum notice period described in this

Subsection (g) (and for purposes of measuring such obligations, the Date of Termination shall be deemed to be the end of such minimum notice period).

                        (h)        Change in Control. For purposes of this Agreement, a Change in Control of the Company shall have occurred if

                                    (i)         any “Person” (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) as modified and used in Sections 13(d) and 14(d) of the Exchange Act (other than (1) the Company or any of its subsidiaries, (2) any trustee or other fiduciary holding securities under an    employee benefit plan of the Company or any of its subsidiaries, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, (4) any entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the Company’s common stock, (5) any Person that was a stockholder of the Company on September 23, 2004 and any affiliates of such Person, or (6) Blackstone (as defined in the Company’s 2004 Stock Incentive Plan), or any of its affiliates), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting securities;

                                    (ii)        during any period of not more than two consecutive years, not including any period prior to the date of this Agreement, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii), or (iv) of this Section 10(h)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

                                    (iii)       the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than both (A) (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing, directly or indirectly, to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) 50% or more of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation in which no person acquires 50% or more of the combined voting power of the Company’s then outstanding securities; and (B) immediately after the consummation of such merger or consolidation described in clause (A) (1) or (A) (2) above (and for at least 180 days thereafter) neither the Company’s Chief Executive Officer nor its Chief

Operating Officer change from the people occupying such positions immediately prior to such merger or consolidation except as a result of their death or Disability and neither of such officers shall have changed prior to such merger or consolidation at the direction of a Person who has entered into an agreement with the Company the consummation of which will constitute a Change in Control of the Company; or

                                    (iv)       the stockholders of the Company approve (A) a plan of complete liquidation of the Company or (B) an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect).

            For purposes of Section 10(h)(i), 10(h)(ii) and I0(h)(iv)(B) of this Agreement only, the “Company” shall mean any of Vanguard Health Systems, Inc., Vanguard Health Holding Company 1, LLC, or Vanguard Health Holding Company II, LLC; provided that, any reorganization involving solely the “Company” and its subsidiaries shall not constitute a change in control under this Agreement.

                        (i)         Resignation as Member of Board. If the Executive's employment by the Company is terminated for any reason, the Executive hereby agrees that he shall simultaneously submit his resignation as a member of the Board in writing on or before the Date of Termination if the Executive is a member of the Board at such time. If the Executive fails to submit such required resignation in writing, the provisions of this Subsection 10(i) may be deemed by the Company to constitute the Executive's written resignation as a member of the Board effective as of the Date of Termination.

            11.       Compensation During Disability, Death or Upon Termination.

                        (a)        During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (“Disability Period”), the Executive shall continue to receive his full salary at the rate then in effect for such period until his employment is terminated pursuant to Section 10(b)(ii) hereof, provided that payments so made to the Executive during the Disability Period shall be reduced by the sum of the amounts, if any, payable to the Executive with respect to such period under disability benefit plans of the Company or under the Social Security disability insurance program, and which amounts were not previously applied to reduce any such payment.

                        (b)        If the Executive's employment is terminated by his death or Disability, the Company shall pay (i) any amounts due to the Executive under Section 6 through the date of such termination and (ii) all such amounts that would have become due to the Executive under Section 6 had the Executive's employment hereunder continued until the last day of the calendar year in which such termination of employment occurred, in each case in accordance with Section 13(b), if applicable.

                        (c)        If the Executive's employment shall be terminated by the Company for Cause or by the Executive for other than Good Reason, the Company shall pay the Executive his full salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, and the Company shall have no further obligations to the Executive under this Agreement.

                        (d)        If (A) following a Change in Control the Company shall terminate the Executive's employment in breach of this Agreement, or (B) following a Change in Control the Executive shall terminate his employment for Good Reason, then

                                    (i)         the Company shall pay the Executive (x) his full salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, (y) a pro rata portion of his current year annual bonus pursuant to Section 6(b) and (z) all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination under any compensation plan or program of the Company, at the time such payments are due;

                                    (ii)        in lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay as liquidated damages to the Executive an aggregate amount equal to the product of (A) the sum of (1) the Executive's annual salary rate in effect as of the Date of Termination and (2) the average of the annual bonuses actually paid to the Executive by the Company with respect to the two fiscal years which immediately precede the year of the Term in which the Date of Termination occurs; provided if there was a bonus or bonuses paid to the Executive with respect only to one fiscal year which immediately precedes the year of the Term in which the Date of Termination occurs, then such single year's bonus or bonuses shall be utilized in the calculation pursuant to this clause (2) and (B) the number three (3);

                                    (iii)       the Company shall (x) continue coverage for the Executive under the Company’s life insurance, medical, health, disability and similar welfare benefit plans (or, if continued coverage is barred under such plans, the Company shall provide to the Executive substantially similar benefits) for a period equal to the greater of (A) the remainder of the Term and (B) 18 months, and (y) provide the benefits which the Executive would have been entitled to receive pursuant to any supplemental retirement plan maintained by the Company had his employment continued at the rate of compensation specified herein for a period equal to the greater of (A) the remainder of the Term and (B) 18 months. Benefits otherwise receivable by the Executive pursuant to clause (x) of this Subsection 11(d)(iii) shall be reduced to the extent comparable benefits are actually received by the Executive from a subsequent employer during the period during which the Company is required to provide such benefits, and the Executive shall report any such benefits actually received by him to the Company; and

                                    (iv)       the payments provided for in this Section 11(d) (other than Section 11(d)(iii)) shall be made not later than the fifth day following the Date of Termination, provided, however, that if the amounts of such payments, and the limitation on such payments set forth in Section 15 hereof, cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest at the rate provided in section 1274(b)(2)(B) of the Code (as defined in Section 15)) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount determined by the Company within six (6) months after payment to have been due, such excess shall be paid by the Executive to the Company, no later than the thirtieth (30th) business day after demand by the Company. At the time that payments are made under this Section 11(d), the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from outside counsel, auditors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

                        (e)        If (A) prior to any Change in Control the Company shall terminate the Executive's employment in breach of this Agreement or (B) prior to any Change in Control the Executive shall terminate his employment for Good Reason, then

                                    (i)         the Company shall pay the Executive (x) his full salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, (y) a pro rata portion of his current year annual bonus pursuant to Section 6(b) and (z) any all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination under any compensation plan or program of the Company, at the time such payments are due;

                                    (ii)        in lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay as liquidated damages to the Executive an aggregate amount equal to the product of (A) the sum of (1) the Executive's annual salary rate in effect as of the Date of Termination and (2) the average of the annual bonuses actually paid to the Executive by the Company with respect to the two fiscal years which immediately precede the year of the Term in which the Date of Termination occurs; provided if there was a bonus or bonuses paid to the Executive with respect only to one fiscal year which immediately precedes the year of the Term in which the Date of Termination occurs, then such single year's bonus or bonuses shall be utilized in the calculation pursuant to this clause (2) and (B) the number two (2); such amount to be paid in substantially equal monthly installments during the period commencing with the month immediately following the month in which the Date of Termination occurs and ending with the month corresponding to the end of the Term hereunder; and

                                    (iii)       the Company shall, at its cost (provided that Executive shall continue to be responsible to pay the standard employee portion of such cost), (x)

continue coverage for the Executive under the Company’s life insurance, medical, health, disability and similar welfare benefit plans (or, if continued coverage is barred under such plans, the Company shall provide to the Executive substantially similar benefits) for a period equal to the greater of (A) the remainder of the Term and (B) 18 months, and (y) provide the benefits which the Executive would have been entitled to receive pursuant to any supplemental retirement plan maintained by the Company had his employment continued at the rate of compensation specified herein for a period equal to the greater of (A) the remainder of the Term and (B) 18 months. Benefits otherwise receivable by the Executive pursuant to clause (x) of this Subsection 11(e)(iii) shall be reduced to the extent comparable benefits are actually received by the Executive from a subsequent employer during the period during which the Company is required to provide such benefits, and the Executive shall report any such benefits actually received by him to the Company.

                        (f)         The Executive shall not be required to mitigate the amount of any payment provided for in this Section 11 by seeking other employment or otherwise, and, except as provided in Sections 11(d) and 11(e) hereof, the amount of any payment or benefit provided for in this Section 11 shall (i) not be reduced by any compensation earned by the Executive as the result of employment by another employer or by retirement benefits and (ii) be the sole amount due to the Executive from the Company upon such termination of employment, the Executive hereby waiving any claim for other compensation or related damages (whether consequential, punitive or other) as a result of such termination.

                        (g)        Notwithstanding anything to the contrary set forth in this Agreement, if the Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and  any guidance promulgated thereunder (“Section 409A”) at the time of the Executive’s termination, then for purposes solely of the amounts of liquidated damages payable to the Executive in installments pursuant to Section 11(e)(ii) above, only the portion of the Deferred Compensation Separation  Benefits (as defined below) which do not exceed the Section 409A Limit (as defined below) may be made within the first six (6) months following the Executive’s termination of employment in accordance with the payment schedule applicable to each such payment or benefit. The term “Deferred Compensation Separation Benefits” as used herein shall mean the liquidated damages payable to Executive pursuant to Section 11(e)(ii) above, together with any other post-termination payments or separation benefits which may be considered deferred compensation under Section 409A. The term  “Section 409A Limit” as used herein shall mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive’s employment is terminated. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit shall accrue and, to the extent such portion of the Deferred Compensation Separation Benefits would otherwise have been payable within the first six

(6) months following the Executive’s termination of employment pursuant to Section 11(e)(ii) above, will become payable to the Executive on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of the Executive’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. The parties hereto agree that this Section 11(g) is intended to comply with the requirements of Section 409A so that none of the liquidated damages payments and other separation compensation and benefits to be provided hereunder to Executive will be subject to the additional tax imposed upon Executive under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and the Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Section 409A.

            12.       Representations.

                        (a)        The Company represents and warrants that this Agreement has been authorized by all necessary corporate action of the Company and is a valid and binding agreement of the Company enforceable against it in accordance with its terms.

                        (b)        The Executive represents and warrants that he is not a party to any agreement or instrument which would prevent him from entering into or performing his duties in any way under this Agreement.

            13.       Successors; Binding Agreement.

                        (a)        The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

                        (b)        This Agreement is a personal contract and the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him, except as otherwise expressly permitted by the provisions of this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.

            14.       Confidentiality and Non‑Competition Covenants.

                        (a)        The Executive covenants and agrees that he will not at any time during and after the end of the Term, directly or indirectly, use for his own account, or disclose to any person, firm or corporation, other than authorized officers, directors and employees of the Company or its subsidiaries, Confidential Information (as hereinafter defined) of the Company. As used herein, “Confidential Information” of the Company means information of any kind, nature or description which is disclosed to or otherwise known to the Executive as a direct or indirect consequence of his association with the Company, which information is not generally known to the public or in the businesses in which the Company is engaged or which information relates to specific investment opportunities within the scope of the Company’s business which were considered by the Executive or the Company during the term of this Agreement. During the Term and for a period of two years following the termination of the Executive's employment, the Executive shall not induce any employee of the Company or its subsidiaries to terminate his or her employment by the Company or its subsidiaries in order to obtain employment by any person, firm or corporation affiliated with the Executive.

                        (b)        The Executive covenants and agrees that while the Executive remains employed by the Company or its subsidiary and for a period of two (2) years following the termination of the Executive's employment, the Executive shall not, directly or indirectly, own any interest in, operate, join, control, or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any entity which is a hospital system or is in the hospital or hospital management business. Notwithstanding anything herein to the contrary, (1) the foregoing provisions of this Section 14(b) shall not prevent the Executive from (x) acquiring securities representing not more than 5% of the outstanding voting securities of any publicly held corporation or (y) working as an accountant or an attorney for a law or accounting firm and (2) the foregoing provisions of this Section 14(b) shall not be applicable to a termination of the Executive's employment (i) by the Company or (ii) by the Executive for Good Reason.

            15.       Prohibition on Parachute Payments.

                        (a)        Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Executive in connection with a Change in Control of the Company or the termination of the Executive's employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (all such payments and benefits, including, without limitation, base salary and bonus payments, being hereinafter called “Total Payments”) would not be deductible (in whole or in part), by the Company, an affiliate or any Person making such payment or providing such benefit as a result of section 280G of the Code, then, to the extent necessary to make such portion of the Total Payments deductible (and after taking into account any reduction in the Total Payments provided by reason of section 280G of the Code in such other plan, arrangement or agreement), (A) the cash portion of the Total Payments shall first be reduced (if necessary, to zero), and (B) all other non‑ cash payments by the Company to the Executive shall next be reduced (if necessary, to zero). For purposes of this limitation (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have effectively waived in writing prior to the Date of Termination shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by the Company’s independent auditors and reasonably acceptable to the Executive does not constitute a “parachute payment” within the meaning of section 280G(b)(2) of the Code, including by reason of section 280G(b)(4)(A) of the Code, (iii) such payments shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in clauses (i) or (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of section 280G(b)(4)(B) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the tax counsel referred to in clause (ii); and (iv) the value of any non‑cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Company’s independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code.

                        (b)        If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that, notwithstanding the good faith of the Executive and the Company in applying the terms of this Section 15, the aggregate “parachute payments” paid to or for the Executive's benefit are in an amount that would result in any portion of such “parachute payments” not being deductible by reason of section 280G of the Code, then the Executive shall have an obligation to pay the Company upon demand an amount equal to the excess of the aggregate “parachute payments” paid to or for the Executive's benefit over the aggregate “parachute payments” that could have been paid to or for the Executive's benefit without any portion of such “parachute payments” not being deductible by reason of section 280G of the Code.

            16.       Entire Agreement. This Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein, and on the Effective Date shall supersede all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto, except for the provisions of the employment offer letter dated September 17, 2008, sent to the Executive by the Company’s Senior Vice-President-Human Resources (the “Offer Letter”); provided, notwithstanding the foregoing, this Agreement shall constitute and replace in full the provisions of the Offer Letter found in the section of the Offer Letter entitled “Employment Agreement with Severance Protection Provisions.”  The Executive represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter, bases or effect of this Agreement or otherwise, except for the provisions of the Offer Letter.

            17.       Amendment or Modification, Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by the Executive and by a duly authorized officer of the Company. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

            18.       Notices. Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier or telecopy or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

                        To Executive at:            Mark R. Montoney, MD
                                                            1234 Potter Lane
                                                            Gallatin, TN 37066

                        To the Company at:      Vanguard Health Systems, Inc.
                                                            20 Burton Hills Blvd.
                                                            Suite 100
                                                            Nashville, TN 37215
                                                            Attention: General Counsel
                                                            Telecopy: (615) 665-6197

                                                            with a copy to:

                                                            VHS Holdings LLC
                                                            c/o Blackstone Management Associates IV LLC
                                                            345 Park Avenue
                                                            New York, NY 10154
                                                            Attention: Neil Simpkins

                                                            and a copy to:

                                                            Simpson Thacher & Bartlett LLP
                                                            425 Lexington Avenue
                                                            New York, NY 10017-3954
                                                            Attention: Brian Robbins

            Any notice delivered personally or by courier under this Section 18 shall be deemed given on the date delivered and any notice sent by telecopy or registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date telecopied or mailed.

            19.       Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

            20.       Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

            21.       Governing Law; Attorney's Fees.

                        (a)        This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, without regard to its conflicts of laws principles.

                        (b)        The prevailing party in any dispute arising out of this Agreement shall be entitled to be paid its reasonable attorney's fees incurred in connection with such dispute from the other party to such dispute.

            22.       Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

            23.       Withholdings. All payments to the Executive under this Agreement shall be reduced by all applicable withholding required by federal, state or local tax laws.

            24.       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                                                        VANGUARD HEALTH SYSTEMS, INC.

                                                                        BY:/s/ Ronald P. Soltman
                                                                                     Ronald P. Soltman
                                                                                    Executive Vice President

                                                                        THE EXECUTIVE

                                                                        /s/ Mark R. Montoney, MD
                                                                         Mark R. Montoney, MD

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